Exhibit 99.1

PAR Technology Corporation
(NYSE:PAR)
FOR RELEASE:  December 15, 2015
CONTACT: Christopher R. Byrnes
(315) 738-0600 ext. 6226
            cbyrnes@partech.com

PAR Technology Corporation Appoints Matthew R. Cicchinelli

President of PAR’s Government Business

NEW HARTFORD, N.Y.--December 15, 2015 -- PAR Technology Corporation (NYSE: PAR) announced today that Matthew R. Cicchinelli has been appointed President of PAR's Government Business segment effective immediately.  Mr. Cicchinelli will report to the Company’s Chief Executive Officer.

Mr. Cicchinelli previously served for over 25 years in various senior roles with the United States Marine Corps and the Department of Defense with a focus on Command and Control, Intelligence, Surveillance & Reconnaissance (ISR) technologies, and strategic plans and policies.  Mr. Cicchinelli retired from the United States Marine Corps in 2011 with the rank of Colonel.

At the conclusion of his military service, he joined PAR as Executive Director for Operations with responsibility for managing contract performance across PAR Government’s Mission Services line of business.   He was then promoted to Vice President and has led the strategic expansion of the ISR Solutions line of business into Dayton, OH and the National Capital Region.

He holds a Bachelor’s Degree in Computer Science from Duke University, a Master’s Degree from the U.S. Naval War College and has served as a National Security Fellow with Harvard University’s Kennedy School of Government.

Karen E. Sammon, PAR’s CEO-designate commented on the appointment, “Matt is highly regarded for his vision and his leadership on a variety of federal government contracts.  He is a skilled manager who has a well-earned reputation for delivering results.  Matt’s experience, skill and reputation make him a valuable asset to the PAR team, and his appointment as President demonstrates our confidence in his vision for the future of PAR’s Government business.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

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